UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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American Access Technologies, Inc.

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On March 7, 2007, registrant issued the following press release announcing certain results of operations for the three months and year ended December 31, 2006 and 2005, respectively.

Keystone Heights, FL - 3/7/2007 - American Access Technologies Reports 2006 Year-End Results

Seventh consecutive quarter with sales in excess of $2 million

Provides update on proposed business combination with M & I Electric

American Access Technologies, Inc. (NASDAQ: AATK) reported results for the year and fourth quarter ended December 31, 2006. Total sales for the year ended December 31, 2006 were $8.379 million, a decrease of 0.4% over the year ended December 31, 2005. Total sales for the fourth quarter of 2006 were $2.016 million, a decrease of 5.1% over the fourth quarter of 2005.

There was a net loss of $24,806, or basic and diluted EPS of $0.00 in 2006 compared with a net loss of $196,072, or basic and diluted EPS of ($0.03), in 2005, a dramatic 87% decrease from the 2005 net loss. The net loss for the fourth quarter of 2006 was $155,256, or basic and diluted EPS of ($0.02), compared with a net loss of $134,695 or basic and diluted EPS of ($0.02), in the fourth quarter of 2005. Our 2006 results included expenses related to our proposed business combination with M & I Electric Industries, Inc. (“M & I”). Absent those expenses, we would have met our goal of profitable operations in 2006.

Tim Adams, President and Chief Operating Officer, commented, “Our recent results continue to reflect the Company’s focus on profitability over volume and the variability of orders for zone cabling and wireless projects.”

Update on proposed business combination with M & I Electric Industries, Inc.

We continue to work towards the completion of the business combination with M & I and expect the transaction to be completed in the second quarter of 2007, subject to regulatory and stockholder approvals. Since the original announcement we have worked closely with management of M & I on integration planning and continue to believe that the transaction will prove to be rewarding to our stockholders in both the near and long term.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Our Omega Metals division manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques to public and private companies and U.S. government contractors.

Detailed information on financial results for the year ended December 31, 2006 will be included in the Company’s Annual Report on Form 10-KSB which will be filed with the Securities and Exchange Commission shortly.

Our SEC filings, news and product/service information are available at www.aatk.com.

Investor Notice: American Access Technologies, Inc. will file a proxy statement and other documents with the Securities and Exchange Commission in relation to the acquisition of M & I Electric Industries, Inc. Investors and shareholders are urged to carefully read these documents when they become available because they will contain important information concerning American Access Technologies, Inc., M & I Electric Industries, Inc. and the proposed transaction. A definitive proxy statement will be sent to shareholders of American Access seeking their approval of the transactions required in connection with the transaction. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents containing information about American Access, without charge, at the SEC’s website at http://www.sec.gov. Copies of the American Access proxy statement may also be obtained free of charge by directing a request to Joseph McGuire, CFO of American Access, at (352) 473-6673, by e-mail to jmcguire@aatk.com or by accessing our website at http://www.aatk.com.

American Access Technologies, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders. Information about these persons and a description of their direct or indirect interests, by security holdings or otherwise, can be found in American Access’ Annual Report on Form 10-KSB filed with the SEC, and additional information about such persons may be obtained from the proxy statement related to this transaction when it becomes available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding anticipated results of our proposed business combination with M & I Electric Industries, Inc. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such results will be achieved or achieved on the schedule indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including the risk that the proposed transaction will not close and that the benefits anticipated from the transaction will not be realized. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Company Contact: Joe McGuire, Chief Financial Officer (352) 473-6673/ jmcguire@aatk.com